Exhibit 99

[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000

Kadant Reports Results for Third Quarter 2007
Increases EPS Guidance for 2007

WESTFORD, Mass., October 24, 2007 – Kadant Inc. (NYSE:KAI) reported that revenues from continuing operations were a record $92.7 million in the third quarter of 2007, compared with $90.6 million in the third quarter of 2006, an increase of 2 percent. Revenues for the third quarter of 2007 included a 3 percent increase from foreign currency translation. Operating income from continuing operations in the 2007 quarter increased 7 percent to $9.9 million versus $9.3 million in 2006. Income from continuing operations (after-tax) increased 20 percent to $7.0 million in 2007, or $.49 of diluted earnings per share (EPS), versus income of $5.8 million, or $.41 of diluted EPS, a year ago. Including the discontinued operation, net income in the third quarter of 2007 was $5.8 million versus $5.6 million in the 2006 quarter, or $.40 per diluted share in both periods.

“We had impressive operating results this quarter, exceeding the upper range of our EPS guidance for continuing operations by 10 cents”, said  William A. Rainville, chairman and chief executive officer of Kadant. “We set several records this quarter, including revenues of $92.7 million, bookings of $106.1 million, backlog of $102.6 million, and achieved our best EPS from continuing operations since our spin-off from Thermo Fisher Scientific Inc. in 2001. Strong performances in our stock preparation and fluid-handling product lines were major contributors to our results.”

“Towards the latter part of the third quarter, we announced $32 million in new orders and $22 million in pending orders, from the U.S., Russia, China, and Vietnam. Although we expect most of the revenues associated with this business will be recognized in 2008, the record EPS performance in the third quarter, combined with solid bookings and backlog, leads us to increase our 2007 EPS guidance. We now expect to report GAAP diluted EPS of $.42 to $.45 from continuing operations in the fourth quarter of 2007, on revenues of $94 to $96 million. For the full year, including the $.02 loss per diluted share from the sale of our Casting Products business, we now expect GAAP diluted EPS of $1.66 to $1.69 from continuing operations, revised from our previous estimate of $1.49 to $1.59. We now expect 2007 revenues of $364 to $366 million, revised from our previous estimate of $360 to $370 million.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (EBITDA) adjusted to exclude the loss from the sale of our Casting Products business in April 2007. We exclude this item because its occurrence is outside of our normal operating activities. We believe that the inclusion of this measure helps investors to gain a better understanding of our underlying operations and future prospects, consistent with how management measures and forecasts Kadant's performance, especially when comparing such results to previous periods or forecasts. We also believe this information is responsive to investors' requests and gives them an additional measure of Kadant's performance.

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We use non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our underlying operating performance and comparing such performance to that of prior periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes.

The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measure included in this press release has limitations associated with its use as compared to the most directly comparable GAAP measure, in that it may be different from, and therefore not comparable to, similar measures used by other companies.

EBITDA in the nine-month period ended September 29, 2007 excludes:

•	Pre-tax loss from the April 2007 sale of our Casting Products business as we believe this charge to be outside of our normal operating costs and infrequent in nature.

A reconciliation of the non-GAAP financial measure to our most directly comparable GAAP financial measure is set forth in the accompanying tables.

Conference Call

Kadant will hold its earnings conference call on Thursday, October 25, 2007, at 11 a.m. Eastern time. To listen, call 800-709-2159 within the U.S., or 973-582-2810 outside the U.S. You can also listen to the call live on the Web by visiting www.kadant.com and clicking on “Investors.” An audio archive of the call will be available on our Web site until November 23, 2007.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
Consolidated Statement of Income	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006

Revenues	$92,695	$90,586	$270,043	$255,744

Costs and Operating Expenses:
Cost of revenues	57,357	58,366	168,015	162,187
Selling, general, and administrative expenses	24,004	21,536	70,587	66,155
Research and development expenses	1,430	1,429	4,590	4,470
Loss on sale of subsidiary (a)	-	-	388	-
Restructuring costs	-	-	-	138
	82,791	81,331	243,580	232,950

Operating Income	9,904	9,255	26,463	22,794
Interest Income	340	233	1,033	743
Interest Expense	(759)	(881)	(2,354)	(2,479)

Income from Continuing Operations Before Provision for
Income Taxes and Minority Interest Expense	9,485	8,607	25,142	21,058
Provision for Income Taxes	2,376	2,693	7,271	6,677
Minority Interest Expense	96	90	231	195

Income from Continuing Operations	7,013	5,824	17,640	14,186

Loss from Discontinued Operation, Net of Tax	(1,232)	(183)	(2,646)	(924)

Net Income	$5,781	$5,641	$14,994	$13,262

Basic Earnings per Share
Income from Continuing Operations	$.49	$.42	$1.25	$1.03
Loss from Discontinued Operation	(.08)	(.02)	(.18)	(.06)
Net Income	$.41	$.40	$1.07	$.97

Diluted Earnings per Share
Income from Continuing Operations	$.49	$.41	$1.24	$1.01
Loss from Discontinued Operation	(.09)	(.01)	(.19)	(.07)
Net Income	$.40	$.40	$1.05	$.94

Weighted Average Shares
Basic	14,174	13,946	14,064	13,743

Diluted	14,319	14,216	14,245	14,038

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	Three Months Ended		Nine Months Ended
Business Segment Information (b)	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006

Revenues:
Pulp and Papermaking Systems	$91,093	$88,101	$261,736	$244,601
Other	1,602	2,485	8,307	11,143

	$92,695	$90,586	$270,043	$255,744

Gross Profit Margin:
Pulp and Papermaking Systems	38%	36%	38%	37%
Other	23%	27%	32%	29%

	38%	36%	38%	37%

Operating Income:
Pulp and Papermaking Systems	$13,492	$11,651	$35,300	$29,418
Corporate and Other	(3,588)	(2,396)	(8,837)	(6,624)

	$9,904	$9,255	$26,463	$22,794

Bookings from Continuing Operations:
Pulp and Papermaking Systems	$104,685	$80,148	$290,202	$264,262
Other	1,365	2,748	7,725	11,105

	$106,050	$82,896	$297,927	$275,367

Capital Expenditures from Continuing Operations:
Pulp and Papermaking Systems	$1,244	$1,339	$2,865	$2,314
Corporate and Other	33	105	136	236

	$1,277	$1,444	$3,001	$2,550

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	Three Months Ended		Nine Months Ended
Cash Flow and Other Data from Continuing Operations	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006

Cash Provided by Operations	$3,910	$4,109	$7,678	$3,753
Depreciation and Amortization Expense	1,827	1,859	5,475	5,614

Balance Sheet Data			Sept. 29, 2007	Dec. 30, 2006

Cash and Cash Equivalents			$40,428	$39,634
Short- and Long-term Debt			47,633	53,982
Shareholders' Investment			263,994	237,965

	Three Months Ended		Nine Months Ended
EBITDA Data	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006

Consolidated
GAAP Operating Income	$9,904	$9,255	$26,463	$22,794
Depreciation and Amortization	1,827	1,859	5,475	5,614
Loss on sale of subsidiary (a)	-	-	388	-

EBITDA	$11,731	$11,114	$32,326	$28,408

Pulp and Papermaking Systems
GAAP Operating Income	$13,492	$11,651	$35,300	$29,418
Depreciation and Amortization	1,700	1,734	5,086	5,164

EBITDA	$15,192	$13,385	$40,386	$34,582

Corporate and Other (b)
GAAP Operating Loss	$(3,588)	$(2,396)	$(8,837)	$(6,624)
Depreciation and Amortization	127	125	389	450
Loss on sale of subsidiary (a)	-	-	388	-

EBITDA	$(3,461)	$(2,271)	$(8,060)	$(6,174)

(a)	Reflects a pre-tax loss on the sale of the Casting Products business on April 30, 2007.

(b)	"Other" includes the results from the Fiber-based Products business and the Casting Products business through its sale on April 30, 2007.

About Kadant

Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $342 million in 2006 and 2,000 employees in 16 countries worldwide. For more information, visit www.kadant.com

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, demand for our products, growth opportunities and strategies, and potential future orders. There can be no assurance that we will be able to record and recognize revenues on the pending orders described in this release. Additionally, important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended June 30, 2007. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; international sales and operations; competition; our debt obligations; restrictions in our credit agreement; our discontinued operation; our acquisition strategy; future restructurings; factors influencing our fiber-based products; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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